ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                          LEGG MASON VALUE TRUST, INC.


         FIRST: The Board of Directors ("Board") of Legg Mason Value Trust, Inc., a Maryland Corporation ("Corporation") organized on January 20, 1982, has, by action on May 13, 1994, increased the aggregate number of shares of capital stock that the Corporation has authority to issue from one hundred million (100,000,000) to two hundred million (200,000,000) shares.

         All one hundred million (100,000,000) shares of capital stock that the Corporation previously was authorized to issue, whether or not outstanding, have been designated as Class A shares. The additional one hundred million (100,000,000) shares of capital stock that the Corporation is newly authorized to issue have been classified as Class Y shares.

         The par value of the shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all of the authorized shares was hundred thousand (100,000) dollars; as increased, the aggregate par value of all of the shares is two hundred thousand (200,000) dollars.

         The Class A and Class Y shares shall represent investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, except as set forth below:

         (1) The net asset values of Class A shares and Class Y shares shall be calculated separately. In calculating the net asset values,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged   separately  with  such
                  other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

                  (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the Corporation (or the series thereof to which they belong), except as the Securities and Exchange Commission may otherwise require;

         (2) Dividends and other distributions shall be paid on Class A shares and Class Y shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A shares and Class Y shares. In calculating the amount of any dividend or other distribution,

                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged   separately  with  such
                  other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

                  (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the Corporation (or the series thereof to which they belong), except as the Securities and Exchange Commission may otherwise require;

         (3) Each class shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes shall vote together, and every share, regardless of class, shall have an equal vote with every other share.

         SECOND: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

         THIRD: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         FOURTH: The reclassification described herein was effected by the Board of Directors of the Corporation pursuant to a power contained in Article FIFTH
(1) of the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, the undersigned President of Legg Mason Value Trust, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date: July   , 1994                                         /s/ John F. Curley
                                                            -------------------
                                                            John F. Curley, Jr.
                                                            President


Attest:  /s/ Blanche P. Roche
         --------------------
         Secretary


Baltimore, Maryland  (ss)


Subscribed and sworn to before me this    th day of           , 1994.



/s/ Melody N. McFaddin
----------------------
Notary Public

My commission expires January 20, 1997